Exhibit 8.1

January 16, 2025

Marblegate Acquisition Corp.

411 Theodore Fremd Avenue, Suite 206S

Rye, New York 10580

Re: Code Section 351 Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Marblegate Acquisition Corp., a Delaware corporation (“MAC”), in connection with that certain Business Combination Agreement (the “Business Combination Agreement”) dated as of February 14, 2023, by and among MAC, Marblegate Asset Management, LLC, a Delaware limited liability company, Marblegate Capital Corporation, a Delaware corporation (“Newco”), MAC Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Newco (“Merger Sub”), DePalma Acquisition I LLC, a Delaware limited liability company (“DePalma I”) and DePalma Acquisition II LLC, a Delaware limited liability company (“DePalma II”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement.

At your request, and in connection with the Registration Statement on Form S-4, as initially filed by Newco with the U.S. Securities and Exchange Commission (the “SEC”) on December 9, 2024 (the “Registration Statement”), we are rendering our opinion regarding the U.S. federal income tax treatment of the Merger.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed and relied upon the accuracy and completeness of the following: (i) the Business Combination Agreement, (ii) the Registration Statement and (iii) such other information, documents and materials as we have deemed necessary or appropriate for the purposes of this opinion.

To the extent it may be relevant to the opinion expressed herein, we have assumed (i) that each of the parties to the Business Combination Agreement is duly incorporated or organized, as the case may be, and validly existing under the laws of its respective jurisdiction of incorporation or organization, as the case may be, and has the power and authority to enter into and perform its obligations under such documents and to consummate the transactions contemplated thereby, (ii) that the Business Combination Agreement has been duly authorized, executed and delivered by such parties, has not been amended and remains in full force and effect, (iii) that the Business Combination Agreement constitutes legal, valid and binding obligations of the parties thereto enforceable against such parties in accordance with their terms, and (iv) without limiting the foregoing and without assuming the conclusions of this opinion, that all parties will comply with all of their obligations under the Business Combination Agreement and all laws applicable thereto regardless of any agreement by or among any of the parties to the Business Combination Agreement limiting (a) the liability of any of such parties in the event that any of the provisions of the Business Combination Agreement are not complied with or (b) the standard of care to be exercised in discharging such obligations. We have further assumed that there are no arrangements, understandings or agreements among any of the parties relating to the transactions contemplated by the Business Combination Agreement and Registration Statement other than those evidenced by the Business Combination Agreement and Registration Statement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that the Merger should, when taken together with the Blocker Mergers and Contributions as described in the Business Combination Agreement, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes.

The above opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary Treasury regulations promulgated thereunder (the “Treasury Regulations”), existing judicial authority, and current administrative rulings, guidance and practice and on our interpretation thereof. This opinion is based on current law and certain representations and assumptions. The Code, the Treasury Regulations, and such other authorities are subject to change or differing interpretation at any time, which change or interpretation could apply with retroactive effect. We undertake no responsibility to advise you of any developments in the application or interpretation of the U.S. federal income tax law. Further, no rulings will be sought from the IRS with respect to any of the matters discussed herein, and the opinion expressed above does not bind the IRS or the courts. Accordingly, in the absence of authority on point, the U.S. federal income tax treatment of the Merger is not entirely free from doubt, and there can be no assurance that a position contrary to the opinion expressed above may not be asserted successfully by the IRS. The opinion expressed herein is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Business Combination Agreement or Registration Statement.

This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the transaction documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. The opinion expressed herein is solely for your benefit in connection with the transaction described in the first paragraph of this letter and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent, which may be granted or withheld in our sole discretion; provided, however that if this opinion letter is disclosed to any person, we hereby inform each such person that: (i) no attorney-client relationship has existed between our firm and such person in connection with the transaction contemplated herein or by virtue of this opinion letter, (ii) in order to provide this letter, our firm undertook no duties or responsibilities and conducted no activities in addition to those undertaken or conducted for purposes of making this opinion letter available to such person, and (iii) this opinion letter may not be appropriate or sufficient for such person’s purposes.

Very truly yours,

/s/ Paul Hastings LLP